Exhibit 10.6
PENN NATIONAL GAMING, INC.
NON-QUALIFIED STOCK OPTION AWARD AGREEMENT
Penn National Gaming, Inc. (the “Company”) has granted to you a Non-Qualified Stock Option Award (“Award”) pursuant to the Penn National Gaming, Inc. 2022 Long Term Incentive Compensation Plan, as follows:

Grantee:	_____________________________
Date of Grant:	_______________________, 20___
Total Number of Options:	_____________________________
Vesting Schedule - Vesting Dates and Number of Options Vesting:	_____________________________ The Award is subject to vesting and forfeiture conditions as determined by the Compensation Committee or its delegate from time to time as set forth herein.
Expiration Date:	_____________________________
This Award is subject to the terms and conditions of the Penn National Gaming, Inc. 2022 Long Term Incentive Compensation Plan, as amended from time to time (the “Plan”), which is available upon request, and any rules, and regulations established by the Compensation Committee of the Board of Directors of the Company (the “Committee”) or its delegate. Words used herein with initial capitalized letters that are not defined in this Award are defined in the Plan.
The terms provided herein are applicable to this Award. Different terms may apply to any prior or future awards under the Plan (or a predecessor plan). To the extent that there is a conflict between the terms of this Award and the Plan, the terms of the Plan shall govern.
I.ACCEPTANCE OF AWARD
This Award constitutes an agreement between you and the Company. You have reviewed all of the provisions of the Plan and this Award. By electronically accepting this Award according to the instructions provided by the Company’s designated broker, you agree that this electronic contract contains your electronic signature, which you have executed with the intent to sign this Award, and that this Award is granted under and governed by the terms and conditions of the Plan, this Award, and the applicable provisions (if any) contained in a written employment agreement between the Company or a Subsidiary and you. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee or its delegate on questions relating to the Plan, this Award, and, solely in so far as they relate to this Award, the applicable provisions (if any) contained in a written employment agreement between the Company or a Subsidiary and you.
II.OPTION PERIOD
You may exercise the Options underlying your Award during the Option Period, which begins on the applicable Vesting Date and ends on the Expiration Date as set forth above. The Expiration Date is ten

(10) years from the Date of Grant. However, the Option Period may end sooner if your employment is terminated under certain circumstances.
III.VESTING AND FORFEITURE
The Options underlying your Award shall vest on the dates and with respect to the number of shares of Common Stock set forth above. The Options will also vest in their entirety as of the occurrence of any of the following events.
A.    Death or Disability
If your employment or service as an Employee, Consultant or Director of the Company or a Subsidiary, as applicable, terminates due to your death or Disability before the Options have become fully vested in accordance with the Vesting Schedule, the forfeiture restrictions on this Award shall lapse and all unvested Options shall vest.
For purposes of this Award, “Disability” means a physical or mental impairment sufficient to make the Grantee who is an Employee eligible for benefits under the Company’s or Subsidiary’s long-term disability plan in which the Grantee is a participant. A Grantee who is a Director or Consultant shall be treated as having a Disability if a physical or mental impairment would have made the Director or Consultant eligible for benefits under the Company’s or Subsidiary’s long-term disability plan had the Director or Consultant been an Employee.
B.    Retirement
If your employment or service as an Employee or Director of the Company or a Subsidiary, as applicable, terminates due to your Retirement before the Options have become fully vested in accordance with the Vesting Schedule, the forfeiture restrictions on this Award shall lapse. For clarity, this Retirement clause does not apply to Consultants.
For purposes of this Award, “Retirement” means (i) the cessation of services of a Director at the end of the Director’s term on the Board or (ii) an Employee’s separation from service from the Company and its Subsidiaries (1) on or after attainment of age 55 with at least ten (10) years of service with the Company and its Subsidiaries, or (2) on or after attainment of age 65. Years of service shall be calculated pursuant to the terms of the Penn National Gaming, Inc. 401(k) Plan.
C.    Change of Control
If your employment or service as an Employee, Consultant or Director of the Company or a Subsidiary, as applicable, is terminated by the Company without Cause or by you for Good Reason within two (2) years following a Change of Control (or on the date of the Change of Control), the forfeiture restrictions on this Award shall lapse, all unvested Options shall vest, and the provisions of Article XIII of the Plan shall apply.
IV.FORFEITURE
If your employment or service as an Employee, Consultant, or Director of the Company or a Subsidiary, as applicable, terminates for any reason (except as otherwise provided for in the Plan or in Section III of this Award), then all of the Options that are unvested at such time shall be forfeited. You will receive no payment or shares of Common Stock for Options that are forfeited. Options that are vested as of the termination, will be cancelled and forfeited as follows.

A.As a result of your resignation (other than for Retirement), vested Options will be cancelled and forfeited at the end of the 30th day after such resignation, or, if earlier, the Expiration Date;
B.As a result of termination for Cause by the Company or a Subsidiary, all of the Options, whether or not then vested and exercisable, will be cancelled and forfeited as of such termination;
C.As a result of termination not for Cause by the Company or a Subsidiary, all the vested Options will be cancelled and forfeited at the end of the period that is one (1) year after such termination, or, if earlier, the Expiration Date;
D.As a result of your Retirement (which, for clarity, only applies if you are an Employee or Director), vested Options (including the Options that vest due to Retirement) shall be cancelled and forfeited at the end of the period which is three (3) years after such Retirement, or, if earlier, the Expiration Date; and
E.As a result of your death or Disability, vested Options (including the Options that vest due to death or Disability) shall be cancelled and forfeited on the Expiration Date.
V.LEAVES OF ABSENCE
For purposes of this Award, your employment or service as an Employee, Consultant, or Director, as applicable, does not terminate when you go on a leave of absence recognized under the Plan. Your employment or service will terminate when the leave of absence ends, however, unless you immediately return to active employment or service in the applicable capacity.
VI.EXERCISE
The Award, or a portion thereof, shall be exercisable during the period beginning on the applicable vesting date and ending on the Expiration Date, subject to earlier termination in the event of a termination of your employment or service as a Director or Consultant under certain circumstances, as provided in Section IV. You may exercise your vested Award by providing notice of exercise to the Company, in a form and manner acceptable to the Company.
VII.PAYMENT
When you exercise your Options, you may pay the Option Price in cash, by check, with previously issued shares of Common Stock of the Company (under certain circumstances), in accordance with a “cashless exercise program” or with a combination of the foregoing.
VIII.NATURE OF STOCK OPTIONS
A stock option is the right, subject to certain conditions, to purchase shares of Common Stock of the Company at a fixed price. The per share price at which shares of Common Stock may be purchased when this Award is exercised is referred to as the Option Price. The Option Price is fixed on the Date of Grant and, except as provided in Section 11.2 of the Plan, does not change for the life of the Option. However, the market price of Common Stock of the Company changes and will ultimately determine the value, if any, from this Award.
IX.SHAREHOLDER RIGHTS
You are not and do not have the rights of a shareholder of the Company with respect to any shares of Common Stock underlying this Award unless and until the Award vests, you have exercised the Options, or a portion thereof, and shares of Common Stock underlying the Award have been issued and delivered to you. After exercise, the shares of Common Stock underlying the Award will be released to you in the form of a stock certificate or uncertificated shares.
X.RESTRICTIONS ON RESALE
You may not sell any shares of Common Stock free from the forfeiture restrictions of this Award at a time when applicable laws or Company policies would prohibit a sale. This restriction will apply as long as you are an Employee, Consultant, or Director of the Company, as applicable.
XI.TRANSFER OF STOCK OPTIONS
The Options subject to this Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or otherwise encumbered except in accordance with Section 12.8 of the Plan. Any attempt at such disposition shall be void.
XII.WITHHOLDING TAXES
No shares of Common Stock will be released or issued to you unless you have made arrangements, acceptable to the Company, to pay any withholding taxes that may be due. Unless determined otherwise by the Committee, applicable tax withholding obligations not satisfied by you in cash shall be satisfied by having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise of the Award a number of such shares with a Fair Market Value equal to such withholding obligation, but in no event exceeding the maximum statutory tax rates of your applicable jurisdiction (or such other rate as would not trigger a negative accounting impact). The Fair Market Value of the shares of Common Stock retained by the Company or surrendered by you shall be determined in accordance with the Plan as of the date the tax obligation arises. THE TAX RULES APPLICABLE TO NON-QUALIFIED STOCK OPTIONS ARE COMPLEX. YOU SHOULD CONSULT WITH YOUR FINANCIAL ADVISOR FOR MORE INFORMATION.
XIII.ADJUSTMENTS
As described more fully in Section 11.2 of the Plan, in the event of a stock split, a stock dividend and certain other events or transactions affecting the Common Stock, the number of shares of Common Stock underlying this Award and the exercise price of this Option may be adjusted.
XIV.ELECTRONIC DELIVERY AND DISCLOSURE
The Company may deliver or disclose, as applicable, any documents related to this Award, future awards that may be granted under the Plan, the prospectus related to the Plan, the Company’s annual reports or proxy statements by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents delivered electronically or to retrieve such documents furnished electronically, as applicable, and agree to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company.
XV.NO RIGHT TO CONTINUED SERVICE
This Award does not give you the right to continue in employment or service with the Company or Subsidiary in any capacity. The Company or Subsidiary reserves the right to terminate your employment or service at any time, with or without cause, subject to any employment agreement or other contract. In the event of a conflict between the terms of this Award and an employment agreement, if any, the terms of the employment agreement control.

XVI. APPLICABLE LAW
This Award will be interpreted and enforced under the laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.
XVII. CODE SECTION 409A COMPLIANCE
To the extent the Committee determines that this Award is subject to Section 409A of the Code and fails to comply with the requirements of such Section, the Committee reserves the right to amend, terminate or replace this Award in order to cause the Award to either not be subject to Section 409A of the Code or comply with the applicable provisions.
XVIII. ENTIRE AGREEMENT/AMENDMENT
The text of the Plan is incorporated in this Award by reference.
This Award and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Award may be amended in a way that is adverse to you or your beneficiaries only by another written agreement, signed by both parties, otherwise, the rights of the Board or Grantor as set forth in the Plan control as to any modification, alteration or amendment of this Award.

PENN NATIONAL GAMING, INC.
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